Exhibit 97.1
    Effective Date: September 13, 2023

Clawback Policy

Status:	Approved by Board on 9/13/2023
Version History:	1.0
Policy Owner:	Legal, Risk and Corporate Responsibility

Exhibit 97.1
1.Purpose
Chewy, Inc. (together with its subsidiaries, the “Company”) believes it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Company’s Board of Directors (the “Board”) has therefore approved this policy (this “Policy”), which provides for the recoupment of certain executive compensation in the event the Company is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules promulgated thereunder, and the listing standards of the national securities exchange on which the Company’s securities are listed.
2.Administration
This Policy shall be administered by the Compensation Committee (the “Committee”). Any determinations made by the Committee shall be final and binding on all affected individuals.
3.Covered Executives
This Policy applies to the Company’s current and former executive officers (as determined by the Committee in accordance with Section 10D of the Exchange Act, the rules promulgated thereunder, and the listing standards of the national securities exchange on which the Company’s securities are listed) (collectively, the “Covered Executives”). This Policy shall be binding and enforceable against all Covered Executives.
4.Recoupment; Accounting Restatement
In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the federal securities laws, including (i) any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each an “Accounting Restatement”), the Committee will reasonably promptly require reimbursement or forfeiture of the Overpayment (as defined below) received by any Covered Executive (x) after beginning service as a Covered Executive, (y) who served as a Covered Executive at any time during the applicable performance period for such Incentive-Based Compensation (as defined below) (whether or not such Covered Executive is serving at the time the Overpayment is required to be reimbursed or forfeited), and (z) during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three (3) completed fiscal years.
The Committee shall determine the amount of any Overpayment in accordance with this Policy and shall promptly notify each Covered Executive with a written notice containing the amount of any Overpayment and a remand for recoupment or forfeiture.
5.Incentive-Based Compensation
For purposes of this Policy, “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, including, but not limited to:
a)non-equity incentive plan awards that are earned solely or in part by satisfying a financial reporting measure performance goal;
b)bonuses paid from a bonus pool, where the size of the pool is determined solely or in part by satisfying a financial reporting measure performance goal;

Exhibit 97.1
c)other cash awards based on satisfaction of a financial reporting measure performance goal;
d)restricted stock, restricted stock units, stock options, stock appreciation rights, and performance share units that are granted or vest solely or in part based on satisfaction of a financial reporting measure performance goal; and
e) proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part based on satisfaction of a financial reporting measure performance goal.
Compensation that would not be considered Incentive-Based Compensation includes, but is not limited to:
a)salaries;
b)bonuses paid solely based on satisfaction of subjective standards, such as demonstrating leadership, and/or completion of a specified employment period;
c)non-equity incentive plan awards earned solely based on satisfaction of strategic or operational measures;
d)wholly time-based equity awards; and
e)discretionary bonuses or other compensation that is not paid from a bonus pool that is determined by satisfying a financial reporting measure performance goal.
A financial reporting measure is:
a)any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, or any measure derived wholly or in part from such measure, such as revenues, EBITDA, or net income and
b)stock price and total stockholder return. Financial reporting measures include, but are not limited to: revenues; net sales; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); net assets or net asset value per share; earnings before interest, taxes, depreciation and amortization; funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow, free cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); sales per square foot or same store sales, where sales is subject to an accounting restatement; revenue per user, or average revenue per user, where revenue is subject to an accounting restatement; cost per employee, where cost is subject to an accounting restatement; any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an accounting restatement; and tax basis income. For the avoidance of doubt, a financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission (the “SEC”).
6.Overpayment: Amount Subject to Recovery
The amount to be recovered will be the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts and must be computed without regard to any taxes paid (the “Overpayment”). Incentive-Based Compensation is deemed “received” in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the grant, vesting or payment of the incentive-based compensation occurs after the end of that period.
For Incentive-Based Compensation based on stock price or total stockholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the

Exhibit 97.1
information in the Accounting Restatement, the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received, and the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the exchange on which the Company’s securities are listed.
7.Method of Recoupment
The Committee will determine, in its sole discretion, the method or methods for recouping any Overpayment hereunder which may include, without limitation:
•requiring reimbursement of cash Incentive-Based Compensation previously paid;
•seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards granted as Incentive-Based Compensation;
•offsetting any or all of the Overpayment from any compensation otherwise owed by the Company to the Covered Executive;
•cancelling outstanding vested or unvested equity awards; and/or
•taking any other remedial and recovery action permitted by law, as determined by the Committee.
8.Limitation on Recovery; No Additional Payments
The right to recovery will be limited to Overpayments received during the three (3) years prior to the date on which the Company is required to prepare an Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three (3) completed fiscal years. In no event shall the Company be required to award Covered Executives an additional payment if the restated or accurate financial results would have resulted in a higher Incentive-Based Compensation payment.
9.No Indemnification
The Company shall not indemnify or insure any Covered Executives against the loss of any Overpayment or any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-Based Compensation that is granted, paid or awarded to Covered Executive from the application of this Policy or that waives the Company’s right to recovery of any Overpayment, and this Policy shall supersede any such agreement, whether entered into before, on or after the Effective Date (as defined below) of this Policy.
10.Interpretation
The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and the applicable rules or standards adopted by the SEC or any national securities exchange on which the Company’s securities are listed.
11.Effective Date
This Policy shall be effective as of the date it is adopted (the “Effective Date”) and shall apply to Incentive-Based Compensation (including Incentive-Based Compensation granted pursuant to arrangements existing prior to the Effective Date). Notwithstanding the foregoing, this Policy shall only apply to Incentive-Based Compensation received (as determined pursuant to this Policy) on or after October 2, 2023.

Exhibit 97.1
12.Amendment; Termination
This Policy may be amended from time to time in the Committee’s discretion. The Committee may also terminate this Policy at any time. Notwithstanding anything in this section to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would cause the Company to violate any federal securities laws, SEC rule or the listing standards of the national securities exchange on which the Company’s securities are listed.
13.Other Recoupment Rights
The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment or service agreement, cash-based bonus plan or program, equity award agreement, or similar agreement entered into on or after the adoption of this Policy shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, cash-based bonus plan or program, or similar agreement and any other legal remedies available to the Company. To the extent that a Covered Executive fails to repay the Overpayment to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Overpayment.
14.Impracticability
The Committee shall recover any Overpayment in accordance with this Policy except to the extent that the Committee (or, if the Committee is not composed entirely of independent directors, the majority of the independent directors serving on the Board) determines such recovery would be impracticable because:
a)The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered;
b)Recovery would violate home country law of the Company where that law was adopted prior to November 28, 2022 and such conclusion is based on an opinion of home country counsel; or
c)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
15.Successors
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.